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                                                                     EXHIBIT 5.1

                                                                     [Date]

SEAGATE TECHNOLOGY INTERNATIONAL
   and the Guarantors of the Notes listed in the
   Table of Additional Registrant Guarantors in
   the Registration Statement
920 Disc Drive
P.O. Box 66360
Scotts Valley, California  95067

Ladies and Gentlemen:

     We have acted as United States counsel to Seagate Technology International, an exempted limited liability company incorporated under the laws of the Cayman Islands (the "Company"), New SAC, an exempted limited liability company incorporated under the laws of the Cayman Islands and certain of its subsidiaries (individually, a "Guarantor" and collectively, the "Guarantors"), listed in the Registration Statement (as defined below), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $210,000,000 aggregate principal amount of 12 1/2% Senior Subordinated Notes Due 2007 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees"), with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an Indenture dated as of November 22, 2000 (the "Indenture") among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The Exchange Securities will be offered by the Company in exchange for $210,000,000 aggregate principal amount of its outstanding 12 1/2% Senior Subordinated Notes due 2007.


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     We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

     We have assumed further that (1) the Company and the Guarantors other than those incorporated in, or organized or formed under the laws of, the State of Delaware (such guarantors, the "Non-Delaware Guarantors") are validly existing and in good standing under the laws of the jurisdictions in which each of them is organized and have duly authorized, executed and delivered the Indenture in accordance with their respective charter documents and by-laws or, as the case may be, their equivalent constitutive documents, and the laws of the jurisdictions in which each of them is organized, (2) the execution, delivery and performance by the Company and the Non-Delaware Guarantors of the Indenture, the Exchange Securities and the Guarantees of the Non-Delaware Guarantors do not violate the laws of the jurisdictions in which each of them is organized or any other applicable laws (excepting the laws of the State of New York and the federal laws of the United States) and (3) the execution, delivery and performance by the Company and the Non-Delaware Guarantors of the Indenture, the

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Exchange Securities and the Guarantees of the Non-Delaware Guarantors do not
constitute a breach or violation of any agreement or instrument which is binding upon the Company or the Non-Delaware Guarantors.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

     1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

     2. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and when the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

     Our opinions set forth above are subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law), (3) an implied covenant of good faith and fair dealing and (4) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the Statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the law of the State of New York and the federal law of the United States.


     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.



                                                Very truly yours,


                                                SIMPSON THACHER & BARTLETT